Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sportsman’s Warehouse Holdings, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333‑206632 and 333‑195338) on Form S‑8 and (No. 333‑204517) on Form S‑3 of Sportsman’s Warehouse Holdings, Inc. of our report dated March 24, 2017, with respect to the consolidated balance sheets of Sportsman’s Warehouse Holdings, Inc. as of January 28,  2017 and January 30, 2016, and the related consolidated statements of income, stockholders’ equity (deficit), and cash flows for each of the fiscal years in the three-year period ended January 28, 2017, which report appears in the January 28, 2017 annual report on Form 10‑K of Sportsman’s Warehouse Holdings, Inc..

(signed) KPMG LLP

Salt Lake City, Utah
March 24, 2017